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Exhibit 99.(a)(1)(A)

Offer to Purchase for Cash

by

PRIMORIS SERVICES CORPORATION

$4,500,000 Worth of Its Common Stock Purchase Warrants
Up to a Maximum of 5,294,117 Warrants
At a Purchase Price not Greater Than $1.20 nor Less than $0.85 per Warrant

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON DECEMBER 24, 2008, UNLESS EXTENDED.

        Primoris Services Corporation, a Delaware corporation ("we," "us," "our," "Primoris" or the "Company") is offering to purchase for cash (the "Offer"), $4,500,000 worth of the Company's publicly traded and privately placed common stock purchase warrants (collectively, the "Warrants"), or such lesser value of Warrants as are properly tendered, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal. Each Warrant currently entitles the holder to purchase one share of our Common Stock at a price of $5.00 per share and is exercisable at any time on or prior to October 2, 2010, unless earlier redeemed. The Offer will commence on November 26, 2008 and terminate at 12:00 Midnight, Eastern Time, on December 24, 2008, or such later date to which the Company may extend the Offer (the "Expiration Date").

        On the terms and subject to the conditions of the Offer, we will determine the single per Warrant price, not greater than $1.20 nor less than $0.85 per Warrant, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for Warrants properly tendered and not properly withdrawn in the Offer, taking into account the total number of Warrants so tendered and the prices specified by the tendering warrant holders. We will select the lowest purchase price within the indicated range that will enable us to purchase $4,500,000 worth of Warrants pursuant to the Offer, or if Warrants with an aggregate value of less than $4,500,000 are tendered at or below the maximum price of $1.20 per Warrant, then we will select the price that will enable us to purchase all Warrants that are properly tendered and not properly withdrawn prior to the Expiration Date. We refer to the purchase price we select within the range indicated for our Warrants as the "Purchase Price". At the minimum price of $0.85 per Warrant, we will purchase a maximum of 5,294,117 Warrants. At the maximum price of $1.20 per Warrant, we will purchase a maximum of 3,750,000 Warrants.

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF WARRANTS BEING TENDERED AND IS NOT CONDITIONED UPON ANY REQUIRED FINANCING. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE SECTION 7.

        All Warrants that we acquire in the Offer will be acquired at the Purchase Price, regardless of whether the warrant holder tendered at a lower price. We will purchase only Warrants properly tendered at prices at or below the applicable Purchase Price and not properly withdrawn prior to the Expiration Date of the Offer. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Warrants tendered even if warrant holders tendered at or below the Purchase Price, if the Offer is over-subscribed. We will not purchase Warrants tendered at prices greater than the Purchase Price. Warrants tendered but not purchased in the Offer will be returned to the tendering warrant holders at our expense promptly after the Expiration Date.

        As of November 25, 2008, there were 6,311,364 redeemable Warrants outstanding, of which 46,310 Warrants are held as part of Units. The publicly traded Warrants were originally issued as part of Units in the initial public offering of our predecessor, Rhapsody Acquisition Corp., a public shell company ("Rhapsody"), in October 2006, whereby each Unit consisted of one share of Common Stock and one Warrant. Subsequent to the consummation of Rhapsody's initial public offering, the Common Stock and Warrants became separately traded. Simultaneously with the consummation of Rhapsody's initial public offering, Rhapsody issued additional Warrants on a privately placed basis to certain of its initial stockholders and affiliates. Our Units, Warrants and Common Stock are currently traded on the Nasdaq Global Market under the symbols PRIMU, PRIMW and PRIM, respectively. On November 25, 2008, the last reported sale prices of such securities before the printing of this document, were $7.54, $0.83 and $4.64, respectively.

        If you desire to tender Warrants that are part of Units, then you must instruct your broker to separate the Warrants from the Units prior to tendering the Warrants pursuant to this Offer. For specific instructions regarding separation of Units, please see the letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.

        A detailed discussion of this Offer is contained in this Offer to Purchase. Warrant holders are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, before making a decision regarding this Offer.

        THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR WARRANTS. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF YOUR WARRANTS AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM.

        THE COMPANY HAS NO CURRENT INTENTION TO CONDUCT ANOTHER OFFER TO PROMOTE THE TENDER OF THE WARRANTS OR TO PURCHASE WARRANTS ON THE OPEN MARKET. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE WARRANT TERMS. PURSUANT TO THE WARRANT TERMS, THE COMPANY MAY REDEEM SOME OR ALL OF THE WARRANTS AT A PRICE OF $0.01 PER WARRANT IF THE SALES PRICE OF THE COMPANY'S COMMON STOCK EQUALS OR EXCEEDS $11.50 PER SHARE FOR ANY 20 TRADING DAYS WITHIN A 30 TRADING DAY PERIOD ENDING 3 BUSINESS DAYS BEFORE A NOTICE OF REDEMPTION IS SENT.

        If you have any questions or need assistance, you should contact MacKenzie Partners, Inc., the Information Agent for this Offer. You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent at:

105 Madison Avenue,
New York, New York 10016
(212) 929-5500 (call collect)
E-mail: tenderoffer@mackenziepartners.com
or
Call Toll Free (800) 322-2885

The address and telephone number of Continental Stock Transfer & Trust Company, the Depositary, is:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Telephone (212) 509-4000 ext. 536

November 26, 2008

IMPORTANT PROCEDURES

        If you wish to tender all or part of your Warrants pursuant to the Offer, you must do one of the following before 12:00 Midnight, Eastern Time, on December 24, 2008 or such later date and time to which we may extend the Offer, the Expiration Date.

  •
  if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which can typically be done electronically;

  •
  if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company ("Continental"), the Depositary for this Offer; or

  •
  if you are an institution participating in The Depository Trust Company ("DTC"), called the "book-entry transfer facility" in this document, tender your Warrants and payment according to the procedure for book-entry transfer described in Section 3.

        If you want to tender your Warrants but:

  •
  your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or

  •
  you cannot comply with the procedure for book-entry transfer; or

  •
  your other required documents cannot be delivered to the Depositary before the Expiration Date,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 3.

        TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE COMPANY'S OFFER.

        If you wish to maximize the chance that your Warrants will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned "Warrants Tendered at Price Determined in the Offer." If you agree to accept the Purchase Price determined in the Offer, your Warrants will be deemed to be tendered at the minimum price of $0.85 per Warrant.

        We are not making the Offer to, and will not accept any tendered Warrants from, warrant holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to warrant holders in any such jurisdiction.

Exhibits

Form of Letter of Transmittal

Form of Notice of Guaranteed Delivery

Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees

Form of Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees

 SUMMARY

WHO IS MAKING THE OFFER?	Primoris Services Corporation, a Delaware corporation, with principal executive offices at 26000 Commercentre Drive, Lake Forest, California 92630, telephone (949) 598-9242.
WHAT ARE WE OFFERING TO PURCHASE?
$4,500,000 worth of the Company's Warrants, each of which entitles the holder to purchase one share of our Common Stock at a price of $5.00 per share and are exercisable at any time on or prior to October 2, 2010, unless earlier redeemed. The publicly traded Warrants were originally issued as part of Units in the initial public offering of our predecessor, Rhapsody Acquisition Corp., a public shell company ("Rhapsody"), in October 2006, whereby each Unit consisted of one share of Common Stock and one Warrant. Subsequent to the consummation of Rhapsody's initial public offering, the Common Stock and Warrants became separately traded. Simultaneously with the consummation of Rhapsody's initial public offering, Rhapsody issued additional Warrants on a privately placed basis to certain of its initial stockholders and affiliates.
WHAT WILL BE THE PURCHASE PRICE FOR THE WARRANTS?
We are conducting the Offer through a procedure commonly called a modified "Dutch Auction." This procedure allows you to select the price per Warrant (in increments of $0.05) within a price range specified by us at which you are willing to sell your Warrants. The price range for the Offer is $0.85 to $1.20 per Warrant. We will determine the Purchase Price that we will pay per Warrant promptly after the Expiration Date. The Purchase Price will be the lowest price at which, based on the number of Warrants tendered and the prices specified by the tendering warrant holders, we can purchase $4,500,000 worth of Warrants. If less than $4,500,000 worth of Warrants are properly tendered we will select the price that will enable us to purchase all Warrants that were properly tendered and not properly withdrawn prior to the Expiration Date.

The Purchase Price will not be greater than $1.20 nor less than $0.85 per Warrant. The lower end of the price range for the Offer is greater than the closing sale price for the Warrants on November 25, 2008, the last full trading day before the public announcement of the commencement of the Offer, when the closing sale price on the NASDAQ Global Market for a Warrant was $0.83. We will pay the same per Warrant Purchase Price in cash, less any applicable withholding taxes and without interest, for all the Warrants we purchase in the Offer, even if some of the Warrants are tendered at a price below the Purchase Price. See Section 2. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

If you wish to maximize the chance that your Warrants will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned "Warrants Tendered at Price Determined in the Offer." If you agree to accept the Purchase Price determined in the Offer, your Warrants will be deemed to be tendered at the minimum price of $0.85 per Warrant. You should understand that this election could have the effect of decreasing the Purchase Price determined by us, which may result in your Warrants being purchased at the minimum price per Warrant. See Section 2.
WHAT IS THE MARKET PRICE OF OUR SECURITIES?
Our Units, Warrants and Common Stock are traded on the Nasdaq Global Market under the symbols PRIMU, PRIMW and PRIM, respectively. On November 25, 2008, the last reported sale prices of such securities before the printing of this document, were $7.54, $0.83 and $4.64, respectively. See Section 9.
HOW MANY WARRANTS WILL THE COMPANY PURCHASE IN THE OFFER?
We are offering to purchase $4,500,000 worth of Warrants or such lesser amount of Warrants as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the Offer. At the minimum price of $0.85 per Warrant in the Offer, we will purchase a maximum of 5,294,117 Warrants, or approximately 83.9% of our outstanding Warrants as of November 25, 2008. At the maximum price of $1.20 per Warrant in the Offer, we will purchase a maximum of 3,750,000 Warrants, or approximately 59.4% of our outstanding Warrants as of November 25, 2008. All purchases are subject to the terms and conditions of the Offer.

We expressly reserve the right to purchase more than $4,500,000 worth of Warrants pursuant to the Offer without amending or extending the Offer, provided that such increase does not result in an increase of our purchase of greater than 2% of the outstanding Warrants.
The Offer is not conditioned on any minimum number of Warrants being tendered, but is subject to certain other conditions. See Section 7.
WHAT HAPPENS IF MORE THAN $4,500,000 WORTH OF WARRANTS ARE PROPERLY TENDERED AT OR BELOW THE RESPECTIVE PURCHASE PRICE?
If more than $4,500,000 worth of Warrants are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date for the Offer, we will purchase Warrants as follows:
•
first, from all holders of "odd lots" of less than 100 Warrants who properly tender all of their Warrants at or below the Purchase Price and do not properly withdraw them before the Expiration Date for the Offer;

• second, from all other warrant holders who properly tender Warrants at or below the Purchase Price and do not properly withdraw them before the applicable Expiration Date, on a pro rata basis (except for warrant holders who tendered Warrants conditionally if the condition was not satisfied); and
•
third, only if necessary to permit us to purchase $4,500,000 worth of Warrants, from warrant holders who have conditionally tendered Warrants at or below the Purchase Price and do not properly withdraw them (if the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, warrant holders whose Warrants are conditionally tendered must have tendered all of their Warrants.

Because of the "odd lot" priority, proration and conditional tender provisions described above, we may not purchase all of the Warrants that you tender even if you tender them at or below the Purchase Price. See Section 2.
IF I OWN FEWER THAN 100 WARRANTS SUBJECT TO THE OFFER AND I TENDER ALL OF MY WARRANTS, WILL I BE SUBJECT TO PRORATION?
If you beneficially own fewer than 100 Warrants, in the aggregate, and you properly tender all of these Warrants at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date for the Offer and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Warrants without subjecting them to the proration procedure. See Section 2.
WHY IS THE COMPANY MAKING THIS OFFER?
We are making the Offer to reduce the number of outstanding Warrants because we believe that the substantial number of Warrants now outstanding creates uncertainty in our capital structure, as well as opportunities for arbitrage that may adversely affect trading prices of our securities. We believe the reduction in the number of outstanding Warrants will provide greater certainty to investors and potential investors regarding the number of shares of Common Stock that are, and may become, outstanding in the future.
HOW WILL THE COMPANY PAY FOR THE WARRANTS?	We anticipate that we will purchase Warrants in the Offer, and pay related fees and expenses, with our available cash resources. Financing is not a condition to the Offer. See Section 10.
WHEN DOES THE OFFER EXPIRE?
The Offer will expire at 12:00 Midnight, Eastern Time, on December 24, 2008, unless we extend it. If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. We may choose to extend the Offer for any reason, subject to applicable laws. We cannot assure you that we will extend the Offer or indicate the length of any extension we may provide. See Section 13.

HOW WILL I BE NOTIFIED IF THE COMPANY EXTENDS, AMENDS OR TERMINATES THE OFFER?	If we decide to extend the Offer, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. We can terminate the Offer under certain circumstances. See Section 13.
ARE THERE ANY CONDITIONS TO THE OFFER?
While the Offer is not conditioned upon any minimum number of Warrants being tendered or our receipt of financing, it is subject to customary conditions, such as the absence of court and governmental action prohibiting, challenging or restricting the Offer. See Section 7.
ONCE TENDERED, MAY I WITHDRAW MY TENDER?
If you tender Warrants pursuant to this Offer, you may withdraw your tender at any time until the Expiration Date. If you wish to withdraw your tender, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Warrants to be withdrawn and the name of the registered holder of those Warrants. Some additional requirements apply if the Warrant certificates to be withdrawn have been delivered to the Depositary or if your Warrants have been tendered under the procedure for book-entry transfer set forth in Section 3.
WILL THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS PARTICIPATE IN THE OFFER?
Each of our directors and executive officers, including Eric S. Rosenfeld, who owns 863,636 Warrants as of November 25, 2008, and our director Stephen C. Cook, who owns 1,000 Warrants as of November 25, 2008, has advised us that they do not intend to participate in the Offer and do not intend to tender any of their Warrants.
DO WE RECOMMEND THAT YOU TENDER YOUR WARRANTS IN THE OFFER?
Our Board of Directors has approved the Offer. However, neither the Company nor any of its directors, officers or employees, nor the Information Agent, makes any recommendation to you as to whether to tender or refrain from tendering your Warrants. You must make your own decision as to whether to tender some or all of your Warrants.

HOW DO I TENDER MY WARRANTS PURSUANT TO THE OFFER?	To tender your Warrants, you must complete one of the actions described herein under "Important Procedures" of this Offer to Purchase before the Expiration Date.
WHEN WILL THE COMPANY PAY FOR THE WARRANTS I TENDER?
We will pay the applicable Purchase Price to you in cash, less any applicable withholding taxes and without interest, for the Warrants we purchase promptly after the Expiration Date of the Offer and the acceptance of the Warrants for payment. See Section 5.
IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY WARRANTS?	Warrant holders who choose not to tender will not receive cash for their Warrants and will remain holders of Warrants entitled to exercise them on their terms for the purchase of Common Stock.
WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY WARRANTS?
If you are a registered warrant holder and you tender your Warrants directly to the Depositary, you will not incur any brokerage commissions. If you hold Warrants through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.
WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY WARRANTS?
Generally, your receipt of cash from us in exchange for tendered Warrants will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Warrants will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Warrants purchased by us or as a distribution from us in respect of Warrants. The Company intends to report the purchase of Warrants pursuant to the offer as a 2008 transaction. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer. Non-United States Holders (as defined in Section 14) are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.
WHO CAN RESPOND TO QUESTIONS OR PROVIDE ASSISTANCE REGARDING THE OFFER?
Please direct questions or requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other materials, in writing, to the Information Agent—MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016; Call collect (212) 929-5500; E-mail: tenderoffer@mackenziepartners.com; or Call Toll Free (800) 322-2885.

 THE OFFER

1.    GENERAL TERMS OF THE OFFER.

        Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, we will purchase $4,500,000 worth of Warrants or such lesser amount of Warrants as may be properly tendered and not properly withdrawn, in accordance with Section 2, before 12:00 Midnight, Eastern Time, on December 24, 2008, the scheduled Expiration Date of the Offer, unless extended, at a Purchase Price not greater than $1.20 nor less than $0.85 per Warrant, net to the seller in cash, less any applicable withholding taxes and without interest. The Offer will commence on November 26, 2008 and terminate on the Expiration Date, or such later date to which the Company may extend the Offer.

2.    NUMBER OF WARRANTS; PRORATION

         Number of Warrants.    In accordance with the rules of the SEC, we may, and we expressly reserve the right to purchase more than $4,500,000 worth of Warrants pursuant to the Offer without amending or extending the Offer, provided that such increase does not result in an increase of our purchase of greater than 2% of the outstanding Warrants. In the event of an over-subscription of the Offer as described below, Warrants tendered at prices at or below the Purchase Price for the Offer (determined as provided herein) will be subject to proration, except for Odd Lots (as defined below).

        If we:

  •
  increase the price to be paid for the Warrants above $1.20 per Warrant, or decrease the price to be paid for the Warrants below $0.85 per Warrant;

  •
  increase the dollar amount above $4,500,000 worth of Warrants that we seek to purchase in the Offer by an amount that would result in an increase of our purchase of greater than 2% of the outstanding Warrants; or

  •
  decrease the dollar amount below $4,500,000 worth of Warrants that we seek to purchase in the Offer; and

in any such case the Offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 13, we will extend the affected Offer until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF WARRANTS BEING TENDERED AND IS NOT CONDITIONED UPON ANY REQUIRED FINANCING. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE SECTION 7.

         Purchase Price.    In accordance with Instruction 5 of the Letter of Transmittal, warrant holders desiring to tender Warrants must specify the price or prices, not greater than $1.20 nor less than $0.85 per Warrant, at which they are willing to sell their Warrants to us in the Offer. The lowest price that may be specified for Warrants is $0.85. The prices that may be specified for Warrants increase in increments of $0.05 up to the highest price that may be specified which is $1.20 per Warrant. A warrant holder who desires to tender Warrants at more than one price must complete a separate Letter of Transmittal for each price. Alternatively, warrant holders desiring to tender Warrants can choose not to specify a price and, instead, specify that they will sell their Warrants at the Purchase Price (determined as provided herein) we pay for Warrants properly tendered and not properly withdrawn pursuant to the Offer, in which case the warrant holder will be deemed to have tendered such Warrants at the minimum price of $0.85 per Warrant. Choosing the second option will maximize the chance that we will purchase a tendering warrant holder's Warrants, may lower the Purchase Price paid for all purchased Warrants in the Offer and could result in the tendering warrant holder receiving a price per Warrant as low as $0.85. See Section 9 for recent market prices for our Units, Warrants and shares of Common Stock.

        TO TENDER WARRANTS PROPERLY, WARRANT HOLDERS MUST SPECIFY THE PRICE THEY ARE WILLING TO ACCEPT FOR THE WARRANTS THEY TENDER OR, ALTERNATIVELY, SPECIFY THAT THEY WILL SELL THEIR TENDERED WARRANTS AT THE PURCHASE PRICE FOR SUCH WARRANTS DETERMINED AS PROVIDED HEREIN. IF YOU SPECIFY MORE THAN ONE PRICE FOR YOUR WARRANTS IN A SINGLE LETTER OF TRANSMITTAL YOU WILL NOT HAVE VALIDLY TENDERED YOUR WARRANTS. SEE SECTION 3.

        Promptly after the Expiration Date, we will determine the Purchase Price within the applicable price range that we will pay for Warrants properly tendered and not properly withdrawn, taking into account the number of Warrants tendered and the prices specified by tendering warrant holders. We will select the lowest purchase price within the indicated range that will enable us to purchase $4,500,000 worth of Warrants pursuant to the Offer, or if Warrants with an aggregate value of less than $4,500,000 are tendered at or below the maximum price of $1.20 per Warrant, then we will select the price that will enable us to purchase all Warrants that are properly tendered and not properly withdrawn prior to the Expiration Date. In each case, the Purchase Price will be the net amount payable to the seller in cash, less any applicable withholding taxes and without interest. Warrants properly tendered under the Offer at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the odd lot priority, proration and conditional tender provisions.

        We will not purchase Warrants tendered at prices greater than the Purchase Price, nor will we purchase Warrants that we do not accept in the Offer because of "odd lot" priority, proration and conditional tender provisions. We will return to the tendering warrant holders Warrants that we do not purchase in the Offer at our expense promptly after the applicable Expiration Date.

        Warrant holders also can specify the order in which we will purchase Warrants tendered in the Offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Warrants pursuant to the Offer. In the event a warrant holder does not designate the order and fewer than all Warrants are purchased due to proration or otherwise, the Depositary will select the order of Warrants purchased.

         Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if more than $4,500,000 worth of Warrants are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date for the Offer, we will purchase properly tendered and not properly withdrawn Warrants on the basis set forth below:

  •
  First, upon the terms and subject to the conditions of the Offer, we will purchase all Warrants tendered by any Odd Lot Holder (as defined below) of Warrants who:

  •
  tenders all Warrants beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the Warrants owned by such odd lot holder will not qualify for this preference); and

  •
  completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

  •
  Second, subject to the conditional tender provisions described in Section 6, we will purchase all other Warrants properly tendered at prices at or below the Purchase Price and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional Warrants, as described below.

  •
  Third, only if necessary to permit us to purchase $4,500,000 worth of Warrants from warrant holders, Warrants conditionally tendered and not properly withdrawn (for which the condition requiring us to purchase a specified number of Warrants was not initially satisfied) at or below the Purchase Price determined in the Offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, warrant holders whose Warrants are conditionally tendered must have tendered all of their Warrants.

        As a result of the foregoing priorities applicable to the purchase of Warrants tendered, it is possible that all of the Warrants that a warrant holder tenders in the Offer may not be purchased even if they are tendered at prices at or below the Purchase Price. In addition, if a tender is conditioned upon the purchase of a specified number of Warrants, it is possible that none of those Warrants will be purchased even though those Warrants were tendered at prices at or below the Purchase Price.

         Odd Lots.    The term "Odd Lots" means, with respect to the Warrants, all Warrants properly tendered prior to the applicable Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person (an "Odd Lot Holder") who beneficially owned fewer than 100 Warrants, as the case may be, and so certified in the appropriate place in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        To qualify for the odd lot preference with respect to the Offer, an Odd Lot Holder must tender all Warrants, as applicable, owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Warrants. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Warrants, even if these holders have separate accounts or certificates representing fewer than 100 Warrants. By tendering in the Offer, an Odd Lot Holder who holds Warrants in its name and tenders its Warrants directly to the Depositary, would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Warrants. Any Odd Lot Holder wishing to tender all of its Warrants pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

         Proration.    Upon the terms and subject to the conditions of the Offer (including the Odd Lot preference discussed above and the conditional tender provisions discussed in Section 6), if more than $4,500,000 worth of Warrants are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase such properly tendered and not properly withdrawn Warrants, as the case may be, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Warrants.

        If proration of tendered Warrants is required, we will determine the proration factor for those Warrants promptly after the Expiration Date of the Offer. Subject to the conditional tender procedures described in Section 6, proration for each warrant holder tendering Warrants will be based on the ratio of the number of Warrants properly tendered and not properly withdrawn by the warrant holder at or below the Purchase Price selected by us to the total number of Warrants tendered by all warrant holders at or below the Purchase Price selected by us. This ratio will be applied to warrant holders tendering Warrants to determine the number of Warrants that will be purchased from each tendering warrant holder in the Offer. Because of the difficulty in determining the number of Warrants properly tendered, including Warrants tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the odd lot priority described above and the conditional tender procedure described in Section 6, we do not expect to be able to announce the final proration factor or commence payment for any Warrants purchased under the Offer until approximately four (4) business days after the Expiration Date for the Offer. The final results of any proration will be announced by press release promptly after the determination thereof.

        As described in Section 3 the number of Warrants that we will purchase from a warrant holder under the Offer may affect the United States federal income tax consequences to that warrant holder and, therefore, may be relevant to a warrant holder's decision whether or not to tender Warrants and whether to condition any tender upon our purchase of a stated number of Warrants held by such warrant holder.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Warrants and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our warrant holder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Warrants.

        THE COMPANY HAS NO CURRENT INTENTION TO CONDUCT ANOTHER OFFER TO PROMOTE THE TENDER OF THE WARRANTS OR TO PURCHASE WARRANTS ON THE OPEN MARKET. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE WARRANT TERMS. PURSUANT TO THE WARRANT TERMS, THE COMPANY MAY REDEEM SOME OR ALL OF THE WARRANTS AT A PRICE OF $0.01 PER WARRANT IF THE SALES PRICE OF THE COMPANY'S COMMON STOCK EQUALS OR EXCEEDS $11.50 PER SHARE FOR ANY 20 TRADING DAYS WITHIN A 30 TRADING DAY PERIOD ENDING 3 BUSINESS DAYS BEFORE A NOTICE OF REDEMPTION IS SENT.

3.    PROCEDURE FOR TENDERING WARRANTS

         Proper Tender of Warrants.    For warrant holders to properly tender Warrants under the Offer:

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  the Depositary (Continental) must receive, at the Depositary's address set forth on the back cover page of this Offer to Purchase, Warrant certificates (or confirmation of receipt of such Warrants under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "agent's message," and any other documents required by the Letter of Transmittal, before the Expiration Date, or

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  the tendering warrant holder must comply with the guaranteed delivery procedure set forth below.

        If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable deadline.

        We recommend that warrant holders who hold Warrants through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Warrants through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

        In accordance with Instruction 5 of the Letter of Transmittal for Warrants, each warrant holder desiring to tender Warrants pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned "Warrants Tendered at Price Determined in the Offer," in which case you will be deemed to have tendered your Warrants at the minimum price of $0.85 per Warrant or (ii) check one, and only one, of the boxes corresponding to the price at which Warrants are being tendered in the section of the Letter of Transmittal captioned "Warrants Tendered at Price Determined by Warrant Holder." A tender of Warrants will be proper if one, and only one, of these boxes is checked on the Letter of Transmittal.

        If tendering warrant holders wish to maximize the chance that we will purchase their Warrants, they should check the box in the section of the Letter of Transmittal captioned "Warrants Tendered at Price Determined in the Offer." NOTE THAT SELECTING "WARRANTS TENDERED AT PRICE DETERMINED IN THE OFFER," MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED WARRANTS IN THE OFFER AND COULD RESULT IN THE TENDERED WARRANTS BEING PURCHASED AT THE MINIMUM PRICE OF $0.85 PER WARRANT. The lower end of the price range for the offer is greater than the closing sale price for the Warrants on November 25, 2008, the last full trading day before the public announcement of the commencement of the Offer, when the closing sale price on the NASDAQ Global Market for a Warrant was $0.83.

        Warrant holders also can specify the order in which we will purchase Warrants tendered in the Offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Warrants pursuant to the Offer. In the event a warrant holder does not designate the order and fewer than all Warrants are purchased due to proration or otherwise, the Depositary will select the order of Warrants purchased.

        In order to qualify for the preferential treatment available to Odd Lot Holders as set forth above, Odd Lot Holders must tender all of their Warrants and also complete the section titled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        A warrant holder who desires to tender Warrants at more than one price must complete a separate Letter of Transmittal for each price, provided that a warrant holder may not tender the same Warrants (unless properly withdrawn previously in accordance with Section 4) at more than one price. In the event a warrant holder has submitted multiple Letters of Transmittal in order to tender Warrants at more than one price, a separate notice of withdrawal must be submitted in accordance with the terms of the Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective.

        TO TENDER WARRANTS PROPERLY, WARRANT HOLDERS MUST CHECK ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION OF THE LETTER OF TRANSMITTAL. IF YOU CHECK MORE THAN ONE BOX OR IF YOU FAIL TO CHECK ANY BOX AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR WARRANTS.

         Signature Guarantees.    No signature guarantee is required: (1) if the Letter of Transmittal is signed by the registered holder of the Warrants (which term, for purposes of this Section 3, shall include any participant in DTC, referred to as the "book-entry transfer facility", whose name appears on a security position listing as the owner of the Warrants) tendered therewith and such holder has not completed either the section entitled "Special Delivery Instructions" or the section entitled "Special Payment Instructions" on the Letter of Transmittal; or (2) if Warrants are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). If a certificate for Warrants is registered in the name of a person other than the person executing a proper Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

        Payment for Warrants tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Warrants or a timely confirmation of the book-entry transfer of such Warrants into the Depositary's account at the book-entry transfer facility as described above, (ii) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and (iii) any other documents required by the applicable Letter of Transmittal.

         Method of Delivery.    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING WARRANT CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING WARRANT HOLDER. IF YOU CHOOSE TO DELIVER REQUIRED DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED.

         Book-Entry Delivery.    The Depositary will establish an account for the Warrants at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary's account in accordance with DTC's procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the Depositary's account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an agent's message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL (OR OTHER REQUIRED DOCUMENTATION) TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

         United States Federal Backup Withholding Tax.    In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. warrant holder surrendering Warrants in the Offer must, unless an exemption applies, provide the Depositary with such warrant holder's correct taxpayer identification number ("TIN") on a Substitute Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a warrant holder does not provide such warrant holder's correct TIN or fails to provide the required certifications, the Internal Revenue Service (the "IRS") may impose a penalty on such warrant holder and payment of cash to such warrant holder pursuant to the Offer may be subject to backup withholding of 28%. All warrant holders surrendering Warrants pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Primoris and the Depositary). Certain warrant holders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. warrant holders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate Form W-8 (instead of a Substitute Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See the Letter of Transmittal.

         United States Federal Withholding Tax on Payments to Non-United States Warrant Holders.    Non-United States Warrant holders (as defined in Section 14) may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer. As described in Section 14, a sale of Warrants pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular warrant holders' facts and circumstances. The Depositary generally will treat payments made to Non-United States Warrant holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with United States federal income tax laws, the

Depositary will withhold 30% of gross proceeds payable to a Non-United States Warrant holder unless the Non-United States Warrant holder provides the Depositary with (i) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-United States Warrant holder's conduct of a trade or business in the United States. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the "complete termination", "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

        Non-United States Warrant holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.

         Guaranteed Delivery.    If a warrant holder desires to tender Warrants into the Offer and the warrant holder's Warrant certificates are not immediately available or the warrant holder cannot deliver the Warrant certificates to the Depositary before the Expiration Date, or the warrant holder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the warrant holder may nevertheless tender the Warrants, provided that the warrant holder satisfies all of the following conditions:

  •
  the warrant holder makes the tender by or through an eligible guarantor institution;

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  the Depositary receives by hand, mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

  •
  the Depositary receives the Warrant certificates, in proper form for transfer, or confirmation of book-entry transfer of the Warrants into the Depositary's account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent's message, and any other documents required by the Letter of Transmittal, within three trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

         Return of Unpurchased Warrants.    If any tendered Warrants are not purchased under the Offer or are properly withdrawn before the applicable Expiration Date, or if less than all Warrants evidenced by a warrant holder's certificates are tendered, certificates for unpurchased Warrants will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Warrants, as applicable, or, in the case of Warrants tendered by book-entry transfer at the book-entry transfer facility, the Warrants will be credited to the appropriate account maintained by the tendering warrant holder at the book-entry transfer facility, in each case without expense to the warrant holder.

         Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to give Notice of Defects.    All questions as to the number of Warrants to be accepted, the price that we will pay for the Warrants that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any Warrants that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender; provided that we will not waive any condition of the Offer with respect to a tender unless we waive that condition for all tenders made in the Offer. Our interpretation of the terms of the Offer will be final and binding on all parties. No tender of Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrant holder or waived by us. None of Primoris, the Depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

         Tendering Warrant Holder's Representation and Warranty; Primoris' Acceptance Constitutes an Agreement.    A tender of Warrants under any of the procedures described above will constitute the tendering warrant holder's acceptance of the terms and conditions of the Offer, as well as the tendering warrant holder's representation and warranty to Primoris that:

  •
  the warrant holder has a net long position in the Warrants or equivalent securities at least equal to the Warrants tendered within the meaning of Rule 14e-4 of the Exchange Act ("Rule 14e-4"), and

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  the tender of Warrants complies with Rule 14e-4.

        It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Warrants for that person's own account unless, at the time of tender and at the end of the Offer (including any extensions thereof), the person so tendering:

  •
  has a net long position equal to or greater than the amount tendered in the Warrants, or has securities immediately convertible into, or exchangeable or exercisable for, the Warrants, and

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  will deliver or cause to be delivered the Warrants in accordance with the terms of the Offer.

        Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Warrants tendered under the Offer will constitute a binding agreement between the tendering warrant holder and us upon the terms and conditions of the Offer.

         Lost or Destroyed Certificates.    Warrant holders whose Warrant certificate for part or all of their Warrants has been lost, stolen, misplaced or destroyed may contact Continental, the transfer agent for our Warrants, at the address and telephone number set forth on the back cover of this Offer to Purchase, for instructions as to obtaining a replacement Warrant certificate. That Warrant certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Warrants that are tendered and accepted for payment. The warrant holder may have to post a bond to secure against the risk that the Warrant certificate may subsequently emerge. We recommend that warrant holders whose Warrant certificate has been lost, stolen, misplaced or destroyed contact Continental immediately in order to permit timely processing of this documentation.

        WARRANT HOLDERS MUST DELIVER WARRANT CERTIFICATES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, INCLUDING ANY SIGNATURE GUARANTEES, OR AN AGENT'S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND NOT TO THE COMPANY OR THE INFORMATION AGENT. PRIMORIS OR THE INFORMATION AGENT WILL NOT FORWARD ANY SUCH DOCUMENTS TO THE DEPOSITARY, AND DELIVERY TO THE COMPANY OR THE INFORMATION AGENT WILL NOT CONSTITUTE A PROPER TENDER OF WARRANTS.

4.    WITHDRAWAL RIGHTS

        Warrant holders may withdraw Warrants tendered into the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, Eastern Time, on December 24, 2008 unless theretofore accepted for payment as provided in this Offer to Purchase.

        For a withdrawal to be effective, the Depositary must receive, prior to the Expiration Date, a written or facsimile transmission notice of withdrawal at the Depositary's address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering warrant holder, the number of Warrants that the warrant holder wishes to withdraw and the name of the registered holder of the Warrants. If the Warrant certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the Warrant certificates, the serial numbers shown on the Warrant certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Warrants have been tendered for the account of an eligible guarantor institution.

        If a warrant holder has tendered Warrants under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Warrants and must otherwise comply with the book-entry transfer facility's procedures.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

5.    PURCHASE OF WARRANTS AND PAYMENT OF PURCHASE PRICE

        Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will determine the Purchase Price we will pay for the Warrants properly tendered and not properly withdrawn before the Expiration Date of the Offer, taking into account the number of Warrants so tendered and the prices specified by tendering warrant holders, and will accept for payment and pay for, and thereby purchase, Warrants properly tendered at prices at or below the Purchase Price so determined and not properly withdrawn prior to such Expiration Date.

        For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, Warrants that are properly tendered at prices at or below the Purchase Price that is determined for the Warrants and are not properly withdrawn, subject to the "odd lot" priority, proration and conditional tender provisions of the Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Warrants for payment under the Offer.

        Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will accept for payment and pay a single per Warrant Purchase Price not greater than $1.20 nor less than $0.85 per Warrant in order to purchase $4,500,000 worth of Warrants, subject to increase or decrease as provided in Section 2, if properly tendered and not properly withdrawn, or such fewer number of Warrants as are properly tendered and not properly withdrawn.

        We will pay for Warrants purchased under the Offer by depositing the aggregate Purchase Price for such Warrants with the Depositary, which will act as agent for tendering warrant holders for the purpose of receiving payment from us and transmitting payment to the tendering warrant holders.

        In the event of proration in connection with the Offer, we will determine the proration factor and pay for those tendered Warrants accepted for payment pursuant to such Offer promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for Warrants purchased until approximately four (4) business days after such Expiration Date. Certificates for all Warrants tendered and not purchased, including all Warrants tendered at prices greater than the Purchase Price and Warrants not purchased due to proration or conditional tender, will be returned to the tendering warrant holders, or, in the case of Warrants tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the Warrants, at our expense, promptly after the Expiration Date or termination of the Offer without expense to the tendering warrant holders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY PRIMORIS REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur prior to the Expiration Date for the Offer, we may not be obligated to purchase Warrants under the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of Warrants purchased under the Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

        ANY TENDERING WARRANT HOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH EACH LETTER OF TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE WARRANT HOLDER OR OTHER PAYEE UNDER THE OFFER. SEE SECTION 14.

6.    CONDITIONAL TENDER OF WARRANTS

        Subject to the limited exception for holders of odd lots, in the event of an over-subscription of the Offer, Warrants tendered at or below the applicable Purchase Price with respect to such Warrants prior to the applicable Expiration Date will be subject to proration. See Section 2. In order to avoid (in full or in part) possible proration, a warrant holder may tender Warrants subject to the condition that we must purchase a specified minimum number of the warrant holder's Warrants tendered pursuant to a Letter of Transmittal if we purchase any Warrants tendered. Any warrant holder desiring to make a conditional tender must so indicate in the section entitled "Conditional Tender" in the Letter of Transmittal and indicate the minimum number of Warrants that we must purchase if we purchase any Warrants. We urge each warrant holder to consult with his or her own financial or tax advisors with respect to such election.

        After the applicable Expiration Date, if more than $4,500,000 worth of Warrants are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for the tendered Warrants, we will calculate a preliminary proration percentage with respect to such Warrants based upon all of such Warrants properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Warrants that we purchase from any warrant holder below the minimum number specified, the Warrants conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Warrants tendered by a warrant holder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering warrant holder.

        After giving effect to these withdrawals, we will accept the remaining Warrants properly tendered, conditionally or unconditionally. If we are able to purchase all of the remaining tendered Warrants and the number that we would purchase would be below $4,500,000 worth of Warrants, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $4,500,000 worth of Warrants. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Warrants to be purchased.

To be eligible for purchase by random lot, warrant holders whose Warrants are conditionally tendered must have tendered all of their Warrants.

7.    CERTAIN CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Warrants tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by the Company to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

  •
  there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Warrants under the Offer or otherwise relates in any manner to the Offer; or

  •
  there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might, directly or indirectly:

  •
  make the acceptance for payment of, or payment for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer; or

  •
  delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Warrants.

        The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. Primoris' failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Company concerning the events described above will be final and binding on all parties.

8.    INFORMATION CONCERNING THE COMPANY AND PURPOSES OF THE OFFER

Information Concerning the Company

        Primoris is a holding company with various subsidiaries that, cumulatively form a diversified engineering and construction company providing a wide range of construction, fabrication, maintenance, replacement and engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.

        Primoris installs, replaces, repairs and rehabilitates natural gas, refined product, water and wastewater pipeline systems, and also constructs mechanical facilities and other structures, including power plants, petrochemical facilities, refineries and parking structures. In addition, we provide maintenance services, including inspection, overhaul and emergency repair services, to cogeneration plants, refineries and similar mechanical facilities. Through our subsidiary Onquest, Inc., we provide engineering and design services for fired heaters and furnaces primarily used in refinery applications. Through our subsidiary Cardinal Contractors, Inc., we construct water and wastewater facilities in

Florida. A substantial portion of our activities are performed in the Western United States, and more specifically in California. In addition, we have strategic presences in Florida, Texas, Latin America and Canada.

        On February 19, 2008, Primoris Corporation, a privately held Nevada corporation ("Former Primoris"), and certain stockholders of Former Primoris, entered into an Agreement and Plan of Merger, as amended on May 15, 2008, with Rhapsody, a public shell company trading on the OTC Bulletin Board under the symbols "RPSD", "RPSDW" and "RPSDU" for its common stock, the Warrants and Units, respectively. On July 31, 2008, with the approval of the stockholders of Former Primoris and Rhapsody, the merger was completed (the "Merger"). Rhapsody was the surviving legal entity in the Merger and Former Primoris was deemed the acquiring entity for accounting purposes. On August 18, 2008, the combined company changed its name from Rhapsody to "Primoris Services Corporation". Subsequent to the Merger, we moved from the OTC Bulletin Board to The Nasdaq Global Market and began trading under the symbols PRIM, PRIMW and PRIMU for our Common Stock, the Warrants and Units, respectively.

Purposes of the Offer; Plans and Proposals

        We are making the Offer to reduce the number of outstanding Warrants because we believe that the substantial number of Warrants now outstanding creates uncertainty in our capital structure, as well as opportunities for arbitrage that may adversely affect trading prices of our securities. We believe the reduction in the number of outstanding Warrants will provide greater certainty to investors and potential investors regarding the number of shares of Common Stock that are, and may become, outstanding in the future.

        We believe that the modified Dutch Auction set forth in this Offer to Purchase represents a mechanism to provide our warrant holders who will tender with the opportunity to tender all or a portion of their Warrants and, thereby, receive a return of their investment if they so elect. The Offer provides warrant holders (particularly those who, because of the size of their warrant holdings, might not be able to sell their Warrants without potential disruption to the applicable Warrant price) with an opportunity to obtain liquidity with respect to all or a portion of their Warrants, without potential disruption to the applicable Warrant price and the usual transaction costs associated with market sales. Furthermore, Odd Lot Holders who hold Warrants registered in their names and tender their Warrants directly to the Depositary and whose Warrants are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their Warrants.

Board of Directors Approval

        On November 24, 2008, the Company's Board of Directors unanimously approved the Offer and the terms and conditions set forth in this Offer to Purchase, the Letter of Transmittal and related documents. However, neither the Company nor any of its directors, officers or employees, nor the Information Agent, makes any recommendation to you as to whether to tender or refrain from tendering your Warrants. You must make your own decision as to whether to tender some or all of your Warrants.

Beneficial Ownership of Warrants by Directors and Executive Officers

        The following table sets forth as of November 25, 2008, the beneficial ownership of Warrants by each of our directors and executive officers who beneficially owns Warrants; and (ii) by all of our directors and executive officers as a group:

Name and Address of Beneficial Owner	Number of Warrants Beneficially Owned(1)	Percent of Class
Eric S. Rosenfeld 825 Third Avenue, 40th Floor New York, New York 10022	863,636	13.7%
Stephen C. Cook 7500 San Felipe, Suite 600 Houston, Texas 77063	1,000	*
All directors and executive officers as a group (2 persons)	864,636	13.7%

    *
    Less than 1%

    (1)
    No "associates" of these persons, as such term is defined in Rule 12b-2 of the Securities and Exchange Commission ("SEC"), beneficially own Warrants.

        Each of our directors and executive officers, including Eric S. Rosenfeld, who owns 863,636 Warrants as of November 25, 2008, and our director Stephen C. Cook, who owns 1,000 Warrants as of November 25, 2008, has advised us that they do not intend to participate in the Offer and do not intend to tender any of their Warrants.

        None of our directors or executive officers effected any transactions in the Warrants since August 14, 2008.

9.    PRICE RANGE OF UNITS, COMMON STOCK AND WARRANTS

        The following table sets forth the range of high and low closing bid prices for our Units, Common Stock and Warrants for the periods indicated since such Units commenced public trading on October 4, 2006 and since such Common Stock and Warrants commenced public trading on October 26, 2006. Prior to the Merger, Rhapsody's Units, Common Stock and Warrants were traded on the OTC Bulletin Board under the symbols RPSDU, RPSD and RPSDW, respectively. Effective August 4, 2008, following the Merger, our Units, Common Stock and Warrants that formerly were traded on the OTC Bulletin Board began trading on The Nasdaq Global Market under the symbols PRIM, PRIMW and PRIMU, respectively. In addition, pursuant to the Merger, we changed our fiscal year end date from March 31 to December 31.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
Calendar 2008:
Fourth Quarter*	$10.40	$7.54	$7.70	$4.64	$2.90	$0.50
Third Quarter	$11.50	$8.85	$8.64	$3.44	$3.75	$2.22
Second Quarter	$11.90	$10.08	$8.49	$7.80	$3.45	$2.03
First Quarter	$10.70	$8.70	$7.99	$7.56	$2.67	$1.10
Calendar 2007:
Fourth Quarter	$9.35	$8.80	$7.54	$7.43	$1.65	$1.30
Third Quarter	$9.15	$8.65	$7.50	$7.37	$1.52	$1.25
Second Quarter	$8.95	$8.60	$7.42	$7.28	$1.51	$1.30
First Quarter	$9.00	$8.60	$7.51	$7.30	$1.49	$1.18
Calendar 2006:
Fourth Quarter	$8.50	$7.96	$7.25	$7.10	$1.25	$0.78

*
Through November 25, 2008.

        On November 25, 2008, the last trading day prior to the printing of this Offer to Purchase, the reported closing prices on the Nasdaq Global Market for the Units, Common Stock and Units were $7.54, $4.64 and $0.83, respectively. We recommend that holders obtain current market quotations for the Warrants, among other factors, before deciding whether or not to tender their Warrants.

Holders

        As of November 25, 2008 there were approximately 55 holders of record of our Common Stock, 6 holders of record of our Warrants, and 1 holder of record of our Units. We believe that the number of beneficial holders of our Common Stock, Warrants and Units is approximately 1,000.

Dividends

        On August 8, 2008, our Board of Directors declared a cash dividend of $0.025 per share on the Company's outstanding shares of Common Stock, payable to stockholders of record as of September 23, 2008 with an anticipated distribution date on or about October 15, 2008. On November 10, 2008, the Company's Board of Directors declared a cash dividend of $0.025 per share on the Company's outstanding shares of common stock, payable to stockholders of record as of December 23, 2008 with an anticipated distribution date on or about January 15, 2009.

10.    SOURCE AND AMOUNT OF FUNDS

        The Offer is not conditioned upon any required financing. We will use our existing working capital to purchase the Warrants tendered in the Offer. We will also use our existing working capital to pay expenses associated with this Offer, estimated to be $75,000.

11.    TRANSACTIONS AND AGREEMENTS CONCERNING WARRANTS

        Other than as set forth below, and as set forth in our Third Amended Restated Certificate of Incorporation and Amended and Restated By-Laws, there are no agreements, arrangements or understandings between us, or any of our directors or executive officers identified above and any other person with respect to the Warrants.

        A.    Information Agent Agreement.    In connection with the Offer, MacKenzie will receive a fee equal to US $8,000. In addition, MacKenzie is entitled to reimbursement of its reasonable out-of-pocket expenses.

        B.    Warrant Agreement.    In connection with Rhapsody's initial public offering in October 2006 and the appointment of a warrant agent for its publicly traded Warrants, Rhapsody entered into a Warrant Agreement with Continental. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Warrants. In addition, the Company has retained Continental to act as the Depositary and MacKenzie Partners, Inc. to act as the Information Agent for this Offer. MacKenzie may contact warrant holders by mail, telephone, facsimile, or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant holders to forward material relating to the offer to beneficial owners. Each of Continental and MacKenzie will receive reasonable and customary compensation for its services in connection with the Company's Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

        C.    Private Placement.    Simultaneously with the consummation of Rhapsody's initial public offering in October 2006, Rhapsody issued 1,136,364 Warrants ("Insider Warrants") at $1.10 per Warrant (for an aggregate purchase price of $1,250,000) to certain of its officers and directors and its special advisor. The Insider Warrants purchased by such purchasers are identical to the Warrants underlying Units, except that if the Company calls the Warrants for redemption, the Insider Warrants may be exercisable on a "cashless basis," at the holder's option (except in the case of a forced cashless exercise upon the Company's redemption of the Warrants), so long as such securities are held by such purchasers or their affiliates.

12.    FINANCIAL INFORMATION REGARDING THE COMPANY

         Historical Financial Information.    We have incorporated by reference the financial statements and notes thereto of Former Primoris included in our Amendment No. 4 to Registration Statement on Form S-4 filed with the SEC on July 9, 2008 and declared effective on July 10, 2008 and Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. You should refer to Section 15 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

         Summary Historical Consolidated Financial Data.    The following table sets forth summary data from our condensed consolidated balance sheet at September 30, 2008 and our consolidated income statements for the nine months ended September 30, 2008, and the fiscal years ended December 31, 2007 and December 31, 2006 of Former Primoris. Year-end financial data has been derived from, and should be read in conjunction with, the audited consolidated financial statements and the related notes of Former Primoris included in our Amendment No. 4 to Registration Statement on Form S-4 filed with the SEC on July 9, 2008 and effective on July 10, 2008. Data as of and for the nine months ended

September 30, 2008, is derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements and related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such date and operating results for such periods. Historical results are not necessarily indicative of the results of operations to be expected for the future periods, and interim results may not be indicative of results for the remainder of the year.

  Balance Sheet Data

As of September 30, 2008
(Unaudited)
Cash and cash equivalents	$76,695
Total current assets	204,152
Total assets	235,279
Total current liabilities	162,025
Non-current liabilities	24,875
Total stockholder equity	48,379
Total liabilities and stockholder equity	235,279

Income Statement Data:

		Fiscal year ended December 31,
	Nine months ended September 30, 2008
		2007	2006
	(Unaudited)	(Unaudited)
Revenues	$458,572	$547,666	$439,405
Gross profit	51,950	59,352	39,950
Selling, general and administrative expenses	21,662	29,517	26,769
Merger related stock expense	3,675	—	—
Operating income	26,613	29,835	13,181
Other income (expense):	4,212	(1,853)	1,244
Provision for income taxes	(2,188)	(848)	(1,197)
Net income	$28,637	$27,134	13,200
Dividends per common share	$0.025	N/A	N/A
Basic earnings per share	$1.15	N/A	N/A
Diluted earnings per share	$1.10	N/A	N/A
Weighted average common shares outstanding
Basic	25,010	24,095	24,095
Diluted	26,093	24,095	24,095
Pro forma net income data(1):
Income before provision for income tax, as reported	$30,825	$27,982	$14,397
Adjustments for provision for income tax	(12,271)	(11,137)	(5,730)
Pro forma adjusted net income	$18,554	$16,845	$8,667
Pro forma earnings per share
Basic	$0.74	$0.70	$0.36
Diluted	$0.71	$0.70	$0.36

(1)
Through July 31, 2008 (the date of the Merger), Former Primoris had elected to be taxed in accordance with Subchapter S of the Internal Revenue Code ("S-Corporation") and similar codes in states in which the Company was subject to taxation. While this election was in effect, the income (whether distributed or not) was taxed for federal income tax purposes to the Former Primoris stockholders. Accordingly, no provision for federal income tax was required. The provision for income taxes for Former Primoris in 2007 was primarily related to Canadian income taxes. As of the date of the Merger, the Company effectively became taxable in accordance with Subchapter C of the Internal Revenue Code ("C-Corporation"), which changed the level of taxation from the stockholders to the Company. With the change in tax status, the Company completed an analysis of the effect of the provisions of SFAS No. 109 and FIN 48. The unaudited pro forma net income taxes and the pro forma net income reflect federal and state income taxes assuming a combined federal and state statutory rate of 39.8%, as if the Company had been taxed as a C-Corporation for the nine months ended September 30, 2008, and for the years ended December 31, 2006 and 2007. The pro forma numbers do not consider the reduction in tax rate due to the Company's S-Corporation status through July 31, 2008.

13.    EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, Warrants by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for Warrants not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Warrants upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Warrants or by decreasing or increasing the dollar amount below or above $4,500,000 worth of Warrants that we seek to purchase in this Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to warrant holders in a manner reasonably designed to inform warrant holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

        If we change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If Primoris (1) increases the price to be paid for the Warrants above $1.20 per Warrant, decreases the price to be paid for the Warrants below $0.85 per Warrant, increases the dollar amount above $4,500,000 worth of Warrants that we seek to purchase in the Offer by an amount that would result in an increase of our purchase of greater than 2% of the outstanding Warrants or decreases the dollar amount below $4,500,000 worth of Warrants that we seek to purchase in the Offer, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13, the Offer will be extended until the expiration of such period of ten business days.

14.    U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of material United States federal income tax consequences of the Offer to warrant holders whose Warrants are properly tendered and accepted for payment pursuant to the Offer. Those warrant holders who do not participate in the Offer should not have any United States federal income tax consequences as a result of the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as of the date hereof and any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only Warrants held as capital assets. It does not address all of the tax consequences that may be relevant to particular warrant holders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, partnerships (including entities treated as partnerships for United States federal incomes tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold Warrants as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction, or United States Holders (as defined below) that have a functional currency other than the United States dollar). This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

        In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a warrant holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A warrant holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer.

        For purposes of this summary, a "United States Holder" is a beneficial owner of Warrants that for United States federal income tax purposes is any of the following:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for United States federal income tax purposes.

        A "Non-United States Holder" is a beneficial owner of Warrants, other than a United States Holder or an entity or arrangement treated as a partnership for United States federal income tax purposes.

        Warrant holders should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or foreign tax laws.

Consequences of the Offer to United States Holders

         Characterization of the Purchase—Distribution vs. Sale Treatment.    Our purchase of Warrants from a United States Holder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes.

        As a consequence of any such purchase, a United States Holder will, depending on the United States Holder's particular circumstances, be treated either as having sold the Warrants or as having received a distribution in respect of such United States Holder's Warrants.

        We cannot predict whether any particular United States Holder will be subject to sale or distribution treatment.

Section 302 Tests—Determination of Sale or Distribution Treatment.

        Our purchase of Warrants pursuant to the Offer will be treated as a sale of the Warrants by a United States Holder if any of the following Section 302 tests is satisfied:

  •
  as a result of the purchase, there is a "complete redemption" of the United States Holder's equity interests in us;

  •
  as a result of the purchase, there is a "substantially disproportionate" reduction in the United States Holder's equity interest in us; or

  •
  the receipt of cash by the United States Holder is "not essentially equivalent to a dividend."

        As indicated above, if none of these tests is met with respect to a particular United States Holder, then our purchase of Warrants pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. As a result, a United States Holder is treated as owning not only Warrants and shares of our Common Stock actually owned by such holder but also Warrants and shares of our Common Stock actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a United States Holder will be considered to own Warrants and shares of our Common Stock owned, directly or indirectly, by certain members of the holder's family and certain entities (such as corporations, partnerships, trust and estates) in which the United States Holder has an equity interests, as well as certain shares of our Common Stock which the United States Holder has an option to acquire.

  •
  Complete Redemption.  The purchase of Warrants pursuant to the Offer will result in a "complete redemption" of a United States Holder's equity interest in the Company, if, immediately after such purchase, such holder owns, actually and constructively, no Warrants and no shares of the Common Stock. In applying the "complete redemption" test, a United States Holder may be able to waive the application of constructive ownership through the family attribution rules, provided that such holder complies with the provisions of Section 302(c) of the Code and applicable Treasury Regulations. A United States Holder wishing to satisfy the "complete redemption" test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A United States Holder who holds Warrants or options to acquire shares of our

    Common Stock will be treated as the constructive owner of such shares of our Common Stock, and therefore will not be eligible for "complete redemption" treatment.

  •
  Substantially Disproportionate.  In general, our purchase of a United States Holder's Warrants pursuant to the Offer will be "substantially disproportionate" as to a United States Holder if, immediately after the purchase, the percentage of Warrants and the outstanding shares of our Common Stock that the United States Holder actually and constructively owns (including shares of the Common Stock constructively owned as a result of the ownership of options) is less than 80% of the percentage of the outstanding Warrants and shares of our Common Stock actually and constructively owned by the United States Holder immediately before the purchase.

  •
  Not Essentially Equivalent to a Dividend.  Our purchase of a United States Holder's Warrants pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the United States Holder's proportionate interest in us, given the United States Holder's particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." A United States Holder who intends to qualify for sale treatment by demonstrating that the proceeds received from us are "not essentially equivalent to a dividend" are strongly urged to consult their tax advisor because this test will be met only if the reduction in such holder's proportionate interest in us is "meaningful" given the particular facts and circumstances of the holder in the context of the Offer. In particular, depending on the total number of Warrants purchased pursuant to the Offer, it is possible that a tendering warrant holder's percentage interest in us (including any interest attributable to shares of the Common Stock constructively owned by the warrant holder as a result of the ownership of Warrants or options) could increase even though the total number of shares of our Common Stock beneficially owned by such warrant holder decreases.

        If a United States Holder sells Warrants to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the Warrants for more than one year at the date of the sale. If such sale occurs at or about the time such holder also sells Warrants pursuant to the Offer, and the various sales effected by the United States Holder are part of an overall plan to reduce or terminate such holder's proportionate interest in us, then the sales to persons other than us may, for United States federal income tax purposes, be integrated with the United States Holder's sale of Warrants pursuant to the Offer and, if integrated, should be taken into account in determining whether such holder satisfies any of the Section 302 tests with respect to Warrants sold to us.

        If a warrant holder does not satisfy any of the Section 302 tests, the purchase will not be treated as a sale or exchange and the amount received by the warrant holder from us will be treated as a dividend to the United States Holder to the extent of the United States Holder's share of our current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder's gross income without reduction for the tax basis of the Warrants sold, and no current loss would be recognized. Currently, if certain holding period and other requirements are met, dividends are taxable at a maximum rate for individual United States Holders of 15%, which is the same as the maximum tax rate for long-term capital gains. To the extent that the amount received by a United States Holder exceeds the United States Holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder's tax basis in its Warrants and shares of the Common Stock and any reminder will be treated as capital gain from the sale of the Warrants. To the extent that a purchase of a United States Holder's Warrants by us in the Offer is treated as the receipt of a dividend, the United States Holder's remaining adjusted tax basis (after the adjustment as described in the preceding sentence) in the purchased Warrants will be added to any Warrants and shares of the Common Stock retained by the United States Holder, subject to certain adjustments in the case of a corporate stockholder.

        To the extent that a corporate United State Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations). In addition, any amount received by a corporate United States Holder that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in any amount equal to the non-taxed portion of the dividend. Corporate United States Holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer and the tax consequences of dividend treatment of the purchase of Warrants pursuant to this Offer in their particular circumstances.

        See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offer.

Consequences of the Offer to Non-United States Holders

        The United States federal income tax treatment of our purchase of Warrants from a Non-United States Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-United States Holder's particular circumstances, as having sold the Warrants or as having received a distribution in respect of such Non-United States Holder's Warrants. The appropriate treatment of the purchase of Warrants will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of Warrants pursuant to the Offer in the case of United States Holders (see "Consequences of the Offer to United States Holders—Section 302 Tests—Determination of Sale or Distribution Treatment").

        A Non-United States Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the Warrants purchased by us pursuant to the Offer. A Non-United States Holder will generally not be subject to United States federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of Warrants unless any one or more of the following is true:

  •
  the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

  •
  in the case of an individual Non-United States Holder who holds the stock as a capital asset, the individual is present in the United States for 183 days in the taxable year of the disposition and certain other conditions are met; or

  •
  in the case of a Non-United States Holder who owns or has owned, directly or indirectly, during the relevant statutory period more than 5% of our stock, we are or have been a "United Sates real property holding corporation" and certain other requirements are met.

        We do not believe that we have been or currently are a "United States real property holding corporation." Individual Non-United States Holders who are treated, for United States federal income tax purposes, as having sold their Warrants to us pursuant to the Offer and that are present in the United States for 183 days or more during the year will be taxed on their gains from the sale of the Warrants, net of applicable United States gains and losses from sale or exchanges of other capital assets incurred during the year, at a flat rate of 30%. Non-United States Holders who are treated as having sold their Warrants to us pursuant to the Offer and that are subject to United States federal income tax on such sale (as described above) generally will be taxed on such sale in the same manner in which a United States Holder would be taxed.

        If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of Warrants under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder's Warrants or shares of our Common Stock. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of Warrants will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of Warrants pursuant to the Offer in the case of United States Holders (see "Consequences of the Offer to United States Holders—Characterization of the Purchase—Distribution vs. Sale Treatment"). As described more fully below, to the extent amounts received by a Non-United States Holder are treated as a dividend, such Non-United States Holder will be subject to withholding.

        Withholding For Non-United States Holders. Because, as described above, we cannot predict whether any particular warrant holder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-United States Holder participating in the Offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income tax equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States and (ii) the warrant holder so certifies on the appropriate IRS Form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN and/or W-8IMY. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. If tax is withheld, a Non-United States Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-United States Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of United States federal income tax withholding.

        NON-UNITED STATES HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF WARRANTS PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME WARRANTS WERE SOLD ON THE OPEN MARKET. IN ADDITION, NON-UNITED STATES HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF WARRANTS PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF UNITED SATES FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Information Reporting and Backup Withholding.

        Payments made to warrant holders in the Offer are anticipated to be reported to the IRS as a 2008 transaction. In addition, under the United States federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate on the Purchase Price paid to certain warrant holders (who are not "exempt" recipients) pursuant to the Offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such stockholder taxpayer identification number and certify that such warrant holder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such warrant holder is not subject to backup withholding. Certain "exempt" recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify for such exemption, such Non-United States Holder must submit an IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to such Non-United States Holding's exempt status.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the warrant holder's United States federal income tax liability if certain required information is furnished to the IRS. Warrant holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

15.    ADDITIONAL INFORMATION; MISCELLANEOUS

        We filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that Warrant holders review the Schedule TO, including the exhibits, and the other materials we have filed with the SEC before making a decision on whether to accept the Offer.

        We will assess whether we are permitted to make the Offer in all jurisdictions. If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform Warrant holders of this decision. If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

        Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and holders should consult with personal advisors if holders have questions about their financial or tax situation.

        We are subject to the information requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be read and copied at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

Primoris Services Corporation

November 26, 2008

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

Attn: Reorganization Dept.
17 Battery Place
8th Floor
New York, NY 10004
Facsimile (212) 616-7610
Telephone (212) 509-4000 ext. 536

Please direct any questions or requests for assistance to the Information Agent at the telephone number and address set forth below. Please direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent at the telephone number and address set forth below. Warrant holders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (call collect)
E-mail: tenderoffer@mackenziepartners.com
or
Call Toll Free (800) 322-2885

QuickLinks

Table of Contents
SUMMARY
THE OFFER
  1. GENERAL TERMS OF THE OFFER.
  2. NUMBER OF WARRANTS; PRORATION
  3. PROCEDURE FOR TENDERING WARRANTS
  4. WITHDRAWAL RIGHTS
  5. PURCHASE OF WARRANTS AND PAYMENT OF PURCHASE PRICE
  6. CONDITIONAL TENDER OF WARRANTS
  7. CERTAIN CONDITIONS OF THE OFFER
  8. INFORMATION CONCERNING THE COMPANY AND PURPOSES OF THE OFFER
  9. PRICE RANGE OF UNITS, COMMON STOCK AND WARRANTS
  10. SOURCE AND AMOUNT OF FUNDS
  11. TRANSACTIONS AND AGREEMENTS CONCERNING WARRANTS
  12. FINANCIAL INFORMATION REGARDING THE COMPANY
  13. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS
  14. U.S. FEDERAL INCOME TAX CONSEQUENCES
  15. ADDITIONAL INFORMATION; MISCELLANEOUS